Exhibit 99.1

CONTACT:

Justine E. Koenigsberg
Director, Corporate Communications
(617) 349-0271

FOR IMMEDIATE RELEASE

TKT REPORTS RECORD REPLAGAL SALES

Third Quarter 2003 Revenue Increased 93% Over Last Year’s Third Quarter

Cambridge, MA, October 29, 2003  — Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today reported consolidated financial results for the three and nine months ended September 30, 2003.

Total revenues for the three and nine months ended September 30, 2003 were $16.7 million and $43.3 million, respectively. Sales of Replagal™ (agalsidase alfa) for the third quarter totaled $15.2 million, as compared to $7.9 million for the same period in 2002.  For the nine months ended September 30, 2003 and 2002, Replagal sales totaled $41.8 million and $22.7 million, respectively.

For the quarter ended September 30, 2003, TKT’s net loss was $13.6 million, or $0.39 per share, compared to a net loss of $20.9 million, or $0.60 per share, for the same period in 2002.  For the nine months ended September 30, 2003 and 2002, the company’s net loss was $60.5 million, or $1.75 per share, and $82.3 million, or $2.38 per share, respectively.

As a result of the company’s restructuring efforts announced in February 2003, TKT recorded charges of $2.8 million and $11.3 million during the three and nine months ended September 30, 2003, respectively.  The charges related to employee severance and outplacement services, as well as charges relating to facility consolidation.  The restructuring charges contributed $0.08 and $0.33 to net loss per share for the three and nine months ended September 30, 2003, respectively.   For the nine months ended September 30, 2003 and 2002, TKT also recorded an expense of approximately $1.4 million and $26.0 million, respectively, relating to an intellectual property license agreement with Cell Genesys, Inc. These charges contributed $0.04 and $0.75 to net loss per share for the nine months ended September 30, 2003 and 2002, respectively.

TKT ended the quarter with approximately $188 million in cash and marketable securities.  During the quarter, the company used $10 million of cash, primarily for its ongoing operating activities.

“I am very proud of what this company has accomplished,” said Michael J. Astrue, President and Chief Executive Officer of TKT.   “In the past six months we have cut expenses and increased Replagal revenues while maintaining our focus on key programs.”

TKT Reports 3Q03 Results

October 29, 2003

Pipeline Update

TKT continues to advance its I2S, Replagal and GA-GCB products.  Below is an update on the status of its development programs and upcoming events.

I2S for Hunter Syndrome

•      In September 2003, TKT began enrolling patients in its AIM study (Assessment of I2S in MPS II) of I2S for Hunter syndrome, or MPS II.  TKT expects enrollment in the AIM study, previously anticipated by year-end 2003, will be complete by February 2004.

•      On October 8, 2003, Genzyme and TKT formed a collaboration under which Genzyme will commercialize I2S in certain Asia/Pacific territories.  As part of the collaboration, TKT received a $1.5 million upfront payment and has the potential to receive an additional $8 million in regulatory and commercial milestones.

•      At the Ninth International Congress of Inborn Errors of Metabolism in Australia, TKT’s lead clinical investigator presented long-term data from TKT’s Phase I/II I2S clinical trial which showed improvements in a variety of clinical measures, including joint range of motion and the six-minute walk test, and demonstrated a favorable safety profile.  Additional long-term data will be presented at the American Society of Human Genetics Annual Meeting on November 6, 2003.

Replagal for Fabry Disease

•      On October 8, 2003, Genzyme and TKT also signed a global legal settlement in which the companies exchanged three non-suits and Genzyme agreed to withdraw from its patent suit against TKT relating to Replagal.  On October 9, 2003, the Federal Circuit affirmed a finding of non-infringement by TKT in the U.S. patent suit relating to Replagal.  TKT believes it is possible, but unlikely that the other plaintiff in the suit will obtain further appellate review of this decision.

•      On October 10, 2003, The Technical Board of Appeals of the European Patent Office upheld the revocation of a Serono European patent.   TKT expects that dismissal of Serono’s suit regarding such patent against TKT in the Netherlands will be dismissed as a matter of course.

•      Replagal received marketing authorization in Poland during the quarter and is now approved for commercial use in 27 countries.

•      In September 2003, the Pharmaceutical Benefits Advisory Committee in Australia recommended that the Federal Minister of Health include Replagal under the Life Saving Drug Category, which is an important step toward receiving government reimbursement in Australia for Replagal. A final decision on reimbursement approval in Australia is expected in the first half of next year.

•      TKT plans to submit a request for special protocol assessment to the FDA next month in order to identify a regulatory approach that could lead to approval of Replagal in the United States.

GA-GCB for Gaucher Disease

•      TKT commenced discussions with potential partners to license its Gene-Activated® glucocerebrosidase (GA-GCB) enzyme replacement therapy for the treatment of Gaucher disease.  The FDA has scheduled a pre-IND meeting for mid-November 2003.  TKT expects clinical testing to begin in the second quarter of 2004.

Upcoming Events

•      In conjunction with the American Society of Human Genetics Annual Meeting in Los Angeles, California, TKT will host an investor event with Dr. Joseph Muenzer, lead investigator of the I2S AIM Study, to discuss I2S and Hunter syndrome, on Friday, November 7, 2003 from 8:30 am – 9:30 am Pacific Time.  The meeting will be held at the Omni Los Angeles Hotel.  A live audio webcast may be accessed in the Investor Information section of TKT’s website at www.tktx.com.

•      TKT will provide investors with an update on the company’s product pipeline and business activities at the Harris Nesbitt Gerard Healthcare Conference on Thursday, December 11, 2003 in New York City. A live audio webcast of this presentation may also be accessed in the Investor Information section of TKT’s website at www.tktx.com.

Conference Call and Webcast Information

In connection with this announcement, TKT will host a conference call and live webcast today, Wednesday, October 29, 2003, at 10:00 a.m. Eastern Time to discuss these financial results and the financial outlook for TKT.  Participants may access the call by dialing (973) 317-5319.  The live webcast may be accessed in the Investor Information section of TKT’s website at www.tktx.com.

A replay of this conference call will be available for two weeks beginning today, October 29, 2003, at 1:00 p.m. Eastern Time, by dialing (973) 709-2089 and using the access code 300864.  The replay of the webcast will be archived on the TKT website in the Investor Information section within the Events category.

About TKT

TKT is a biopharmaceutical company developing therapeutics for the treatment of rare genetic diseases caused by protein deficiencies. The company currently markets one product, Replagal™ (agalsidase alfa), for the treatment of Fabry disease in the European Union and certain other countries.   TKT is headquartered in Cambridge, Massachusetts and has a majority-owned subsidiary in Sweden, TKT Europe-5S AB, which is responsible for European sales and marketing activities of Replagal.  Additional information on TKT is available on the company’s website at www.tktx.com.

This press release contains forward-looking statements regarding TKT’s development of certain products, including Replagal, I2S, and GCB, as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,”  “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions.  There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including: whether any of the company’s products will achieve the commercial success anticipated by the company; whether competing products will reduce the market opportunity for such products; whether Replagal will receive regulatory approval in Japan and other countries; whether I2S will be safe and effective as a treatment for Hunter syndrome; whether GCB will be safe and effective as a treatment for Gaucher disease; whether TKT is able to successfully complete clinical trials of its products; enrollment rates for clinical trials; whether the results of clinical trials will be indicative of results obtained in later clinical trials; whether future clinical trials will be conducted and conducted on a timely basis; the ability of TKT and its partners to successfully complete development of its products; the ability to manufacture sufficient quantities of its products to satisfy both clinical trial requirements and commercial demand, if approved; the timing of submissions to and decisions by regulatory authorities in the United States, Europe, Japan and other countries regarding clinical trials and marketing and other applications; whether the FDA and equivalent regulatory authorities grant marketing approval for the company’s products on a timeline consistent with TKT’s expectations or at all; the availability and extent of coverage from third party payors and the receipt of reimbursement approvals for the company’s products; whether competing products will reduce any market opportunity that may exist; whether TKT will be successful in finding a partner for GCB; results of litigation; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference.  While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of
Transkaryotic Therapies, Inc.

- Financial Table Follows –

Transkaryotic Therapies, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2003	2002	2003	2002

Revenues:
Product sales	$15,199	$7,873	$41,782	$22,713
License and research revenues	1,519	17	1,533	652
	16,718	7,890	43,315	23,365

Operating expenses:
Cost of goods sold	2,769	2,743	11,045	4,941
Research and development	17,895	20,450	55,730	59,727
Intellectual property license expense	—	—	1,350	26,000
Selling, general and administrative	7,285	7,304	25,863	21,203
Restructuring charges	2,765	—	11,324	—
	30,714	30,497	105,312	111,871
Operating loss	(13,996)	(22,607)	(61,997)	(88,506)

Interest income, net	412	1,705	1,784	6,256
Minority interest	31	—	(305)	—
Net loss	$(13,553)	$(20,902)	$(60,518)	$(82,250)
Basic and diluted net loss per share	$(0.39)	$(0.60)	$(1.75)	$(2.38)
Shares used to compute basic and diluted net loss per share	34,567	34,819	34,551	34,539

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	September 30, 2003	December 31, 2002
Cash and marketable securities	$187,947	$256,708
Other current assets	42,578	41,784
Property and equipment, net	58,784	59,372
Other assets	1,818	1,942
Total assets	$291,127	$359,806
Total current liabilities	$25,615	$35,939
Minority interest	305	—
Total stockholders’ equity	265,207	323,867
Total liabilities and stockholders’ equity	$291,127	$359,806

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